EXHIBIT 99.1

PRESS RELEASE

                            Contact:
                            Amy Ford
                            Director of Investor Relations
                            Cabot Microelectronics Corporation
                                                                    (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL YEAR 2008;
ACHIEVES RECORD QUARTERLY REVENUE OF $94.5 MILLION
ON SOLID BUSINESS OPERATIONS AND INCREASED
CONTRIBUTIONS FROM POLISHING PAD BUSINESS

AURORA, IL, April 24, 2008 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its second quarter of fiscal 2008, which ended March 31.

Total revenue during the second fiscal quarter was $94.5 million, which represents the fourth consecutive quarter of record revenue for the company.  Revenue was 22.7 percent higher than the $77.0 million reported in the same quarter last year and 1.2 percent higher than $93.4 million last quarter.  The revenue increase versus both prior periods primarily reflects strong demand for the company’s products, as well as strong industry conditions.  Sales of slurry for tungsten and dielectric applications increased compared to the year ago quarter, as did revenue from the company’s engineered surface finishes and polishing pad businesses.  Revenue from the company’s other business areas declined.

The average selling price for the company’s slurry products sold in the second fiscal quarter was 2.8 percent higher than in the same quarter last year and 1.5 percent higher than in the previous quarter.  Increases for both periods were mainly driven by a higher-priced product mix and foreign exchange rate effects.

Gross profit, expressed as a percentage of revenue, was 44.7 percent this quarter, which was up from 43.9 percent in the same quarter a year ago and down from 47.9 percent last quarter.  As expected and discussed at the company’s Annual Meeting of Stockholders on March 4, lower than optimal manufacturing yields in the growing polishing pad business lowered the gross profit percentage for the quarter.  Excluding the adverse effect of the polishing pad business, gross profit as a percentage of revenue for the quarter would have been 3.6 percentage points higher.  The year over year increase in gross profit was driven primarily by higher manufacturing capacity utilization on the increased level of sales.  Partially offsetting the year over year increase, and contributing to the sequential decrease, were higher fixed manufacturing costs and lower pad manufacturing yields.  Year to date, gross profit represents 46.3 percent of revenue, which is consistent with the company’s full fiscal year guidance range of 46 to 48 percent of revenue.

Operating expenses, consisting of research, development and technical, selling and marketing, and general and administrative expenses, were $32.2 million in the second fiscal quarter.  This is above the company’s quarterly guidance range of $27 to $30 million, and is consistent with comments provided by the company at its Annual Meeting.  Operating expenses were $3.3 million higher than the $28.9 million reported in the same quarter a year ago, and $3.7 million higher than the $28.5 million reported in the previous quarter.  The increase for both periods was driven primarily by higher staffing related costs and professional fees, including costs to enforce the company’s intellectual property.  Absent the intellectual property enforcement costs, total operating expenses were within the quarterly operating expense guidance range.

Reflecting the company’s strong revenue growth and higher operating expenses, net income for the quarter was $7.9 million, up 76.8 percent from the $4.5 million reported in the same quarter last year.  Net income was down 34.9 percent from $12.2 million last quarter due to lower gross profit, including the adverse pad yield impact, and higher operating expenses, including the intellectual property enforcement costs.

Diluted earnings per share were $0.34 this quarter, up from $0.19 in the second quarter of fiscal 2007 and down from $0.51 in the previous quarter.

“Guided by our strategic initiatives of technology leadership, operations excellence and connecting with customers, we achieved another record revenue quarter, in what has historically been a seasonally soft period for the industry and our company.  We are also excited about the rapid pace of growth in our polishing pad business, with revenue up nearly 85 percent from last quarter,” stated William Noglows, Chairman and CEO of Cabot Microelectronics.  “Although our overall gross profit percentage this quarter was dampened by lower manufacturing yields in our pads business, which is in the early stages of its life cycle, we are improving the pad manufacturing process to build a robust and profitable new business for the company.”

“Execution on our strategic initiatives also led to our achievement on March 18, of Intel’s prestigious Preferred Quality Supplier award for 2007.  This represents the second consecutive year that we were recognized for our high product performance, consistent quality and excellent customer support from this important and strategic customer,” said Mr. Noglows.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (800) 299-9086.  Callers outside the U.S. can dial (617) 786-2903.  The conference code for the call is 19213745.  A replay will be available through May 22, 2008 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 800 employees on a global basis.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; company and industry growth or trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company’s quarterly report on Form 10-Q for the quarter ended December 31, 2007 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2007, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2008	2007	2007	2008	2007

Revenue	$94,488	$93,378	$76,987	$187,866	$158,803

Cost of goods sold	52,212	48,605	43,188	100,817	85,689

Gross profit	42,276	44,773	33,799	87,049	73,114

Operating expenses:

Research, development & technical	12,432	11,421	13,481	23,853	25,728

Selling & marketing	6,907	6,284	5,847	13,191	11,323

General & administrative	12,856	10,839	9,537	23,695	18,962

Total operating expenses	32,195	28,544	28,865	60,739	56,013

Operating income	10,081	16,229	4,934	26,310	17,101

Other income, net	1,689	1,635	1,260	3,324	2,434

Income before income taxes	11,770	17,864	6,194	29,634	19,535

Provision for income taxes	3,828	5,665	1,703	9,493	5,919

Net income	$7,942	$12,199	$4,491	$20,141	$13,616

Basic earnings per share	$0.34	$0.51	$0.19	$0.86	$0.57

Weighted average basic shares outstanding	23,402	23,716	23,708	23,555	23,774

Diluted earnings per share	$0.34	$0.51	$0.19	$0.85	$0.57

Weighted average diluted shares outstanding	23,416	23,768	23,718	23,587	23,777

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2008	2007
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$205,602	$212,472
Accounts receivable, net	46,538	52,302
Inventories, net	49,696	37,266
Other current assets	12,010	8,714
Total current assets	313,846	310,754

Property, plant and equipment, net	124,202	118,454
Other long-term assets	29,416	25,921
Total assets	$467,464	$455,129

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$17,997	$15,859
Capital lease obligations	1,098	1,066
Accrued expenses, income taxes payable and other current liabilities	19,450	19,638
Total current liabilities	38,545	36,563

Capital lease obligations	3,092	3,608
Other long-term liabilities	2,734	1,754
Total liabilities	44,371	41,925

Stockholders' equity	423,093	413,204
Total liabilities and stockholders' equity	$467,464	$455,129